Exhibit 99.1

For Immediate Release

AVERY DENNISON ANNOUNCES

SECOND QUARTER 2020 RESULTS

Highlights:

●	2Q20 Reported EPS of $0.95

○	Adjusted EPS (non-GAAP) of $1.27

●	2Q20 Net sales declined 14.9% to $1.53 billion

○	Sales change ex. currency (non-GAAP) of (12.0%)

○	Organic sales change (non-GAAP) of (13.7%)

●	Anticipate Q3 sales decline ex. currency of 5% to 7%

●	Strong balance sheet (net debt to adj. EBITDA ratio of 2.1) with ample liquidity; strong annual free cash flow (~$500 mil.) targeted across range of scenarios

GLENDALE, Calif., July 27, 2020 – Avery Dennison Corporation (NYSE:AVY) today announced preliminary, unaudited results for its second quarter ended June 27, 2020 and provided an update related to the impact of the COVID-19 pandemic on the company. Non-GAAP financial measures referenced in this document are reconciled to GAAP in the attached tables. Unless otherwise indicated, comparisons are to the same period in the prior year.

“The team has come together extraordinarily well in navigating what is proving to be one of the most challenging periods we have experienced as a company. The compounding effects of the health, economic and societal crises are having an unprecedented impact on our teams, our markets, and our communities,” said Mitch Butier, Chairman, President and CEO. “Our focus continues to be on ensuring the health and welfare of our employees, delivering for our customers, supporting our communities, and minimizing the impact of the recession for our shareholders. I’m pleased to report that we are making solid progress on all fronts.

“Second quarter revenue came in better than we expected,” added Butier. “Following a sharp decline in April, total company sales improved sequentially in May and June. In this environment, a key focus is protecting our profitability for the year, which we reported in the first half, with adjusted EBITDA margin above prior year.

“Our strategic priorities are unchanged. We are protecting our investments to expand in high value categories, particularly RFID, while driving long-term profitable growth of our base businesses, and we remain confident in our ability to create significant long-term value for all our stakeholders.

“Once again, I want to thank our entire team for their tireless efforts to keep one another safe while delivering for our customers during this challenging period, bringing a whole new level of agility and dedication to address the unique challenges at hand.”

Ensuring the Safety and Well-being of Our Team and Our Communities

The safety and well-being of employees has been and will continue to be the company’s top priority during this global health crisis. The company has taken steps to both ensure employee safety, as well as help mitigate the financial impact to employees resulting from mandated facility closures and necessary layoffs.

During the second quarter, the company continued to adapt its safety protocols based on new information, and shifted its focus to ensuring a safe return to the workplace following the lifting of government-mandated lockdowns.

The company has helped mitigate the financial impact of furloughs and layoffs through limited salary continuation programs, as well as employee assistance grants through the Avery Dennison Foundation, which significantly increased its annual grant-making to fund a new, global employee assistance program. The company also shifted internal resources to produce personal protective equipment and hand sanitizer, donating supplies to the local communities in which it operates.

In response to heightened awareness of profound societal issues of racial and other sources of inequality, the company is sharpening its focus on diversity and inclusion to sustain equal opportunity and mutual respect, starting with significant efforts enterprise-wide to listen to and learn from the experiences of employees who represent racial minorities and other marginalized groups. The company is incorporating these learnings in comprehensive plans that will further support its goal of promoting a diverse and inclusive culture within the organization.

Market / Operations Update

The company’s Label and Packaging Materials (LPM) business, which serves a critical role in supply chains globally, remained substantially open to serve customers as the COVID-19 pandemic unfolded across the world, with the exception of sites in India, which are now operational. The company’s operations in Europe and North America experienced significant demand surges in mid-March through April, resulting in backlogs that carried into early June, driven by food, hygiene, and pharmaceutical product labeling, as well as variable information labeling related to e-commerce. Demand for these categories slowed later in June in both Europe and North America, as overall supply chain destocking began to impact demand for labels. Demand in emerging markets weakened through the months of April and May, with improvement in June.

In contrast, late in the first quarter, the company began to experience a significant decline in demand for Retail Branding and Information Solutions (RBIS) tickets, tags, and labels for apparel, reflecting the widespread closure of retail stores and apparel manufacturing hubs, as well as a decline in demand for graphics and products serving durable and industrial end markets. These trends continued through April, followed by sequential improvement in May and June, as lockdowns were eased and demand improved.

All manufacturing sites impacted by government-mandated closures are now open.

Meeting Customer Needs / Mitigating Supply Chain Risk

To meet the surge in demand for label materials in Europe and North America, the company took a number of steps to address backlogs, which included leveraging its operational excellence to maximize production capacity; providing pay premiums to hourly employees in certain facilities delivering record production levels; and temporarily allocating a portion of graphics capacity to manufacture material for labels.

In RBIS, the competitive advantage from the company’s global footprint has been beneficial during the pandemic, as supply chain issues caused by shutdowns in one country were addressed by facilities that remained open in other parts of the world.

Overall, the company has had negligible disruptions to its supply chain. As the largest customer for many of its suppliers, the company has been able to secure continuity of material supply, while also benefiting from its global footprint and dual sourcing for most commodities. The company has also strategically built inventory of some key products to enhance its ability to meet customer needs during this period of supply chain uncertainty.

Managing Dynamic Environment

Relentlessly focusing on productivity is a key tenet of the company’s strategy for long-term value creation, serving as a key source of strength to ensure the long-term health and sustainability of its businesses through different economic scenarios.  In particular, this focus has enabled sustainable improvements in the profitability of its base business, while freeing up resources to support growth of higher value categories.

In light of the near-term demand decline impacting some businesses, in addition to continuing its focus on long-term strategic restructuring, the company has undertaken temporary actions to reduce costs, including reductions in travel and other discretionary spending, reduced usage of overtime and temporary employees, delays of merit increases, and furloughs.

The company estimates incremental savings from restructuring actions, net of transition costs, of $60 million to $70 million during 2020, and anticipates carryover savings, net of transition costs, of approximately $70 million in 2021, up approximately $10 million since the company’s April outlook for both years. In addition, the company is targeting net temporary savings of approximately $150 million in 2020 (over half of which has been realized in the first half of the year), with the vast majority of the savings expected to be a headwind as markets recover.

In the second quarter, the company realized approximately $15 million in savings from restructuring actions, net of transition costs, and incurred net restructuring charges of approximately $39 million.

Balance Sheet, Liquidity, and Capital Deployment

The company’s balance sheet remains strong, with ample liquidity.

The company’s net debt to adjusted EBITDA ratio (non-GAAP) was 2.1 as of the end of the second quarter, below its long-term target of 2.3 to 2.6. The company currently has $800 million available under its revolving credit facility, and approximately $260 million in cash and cash equivalents on hand at quarter-end.

The company’s long-term priorities for capital allocation support its primary objectives of delivering faster growth in high value categories alongside profitable growth of its base businesses. These priorities are unchanged in the current environment. In particular, the company continues to protect its investments in high value categories, while curtailing its original capital spending plans for the year by approximately $55 million in other areas of the business, and heightening its focus on working capital management.

The company is maintaining its dividend rate. The company has not yet resumed the repurchase of shares, following its decision to temporarily pause its share repurchase program during the first quarter of this year as the global pandemic spread.

Second Quarter 2020 Results

Net sales were $1.53 billion, down 14.9 percent. Sales were down 12.0 percent ex. currency, and down 13.7% on an organic basis.

Reported operating margin declined 350 basis points to 8.1 percent. Adjusted EBITDA margin declined 60 basis points to 14.0 percent, while adjusted operating margin declined 140 basis points to 10.7 percent.

Reported net income was $0.95 per share, compared to $1.69 per share in the prior year second quarter. Adjusted net income was $1.27 per share, down 26 percent, above the company’s expectations, reflecting a sales decline below the low end of its outlook range in April.

The company’s second quarter effective tax rate was 21.5 percent. Its adjusted tax rate (non-GAAP) for the quarter was 24.7 percent, in line with the company’s current expectation for a full year adjusted tax rate in the mid-twenty percent range.

Year-to-date free cash flow was $109 million, down 34 percent. Free cash flow in the second half of the year is expected to accelerate reflecting normal seasonality as well as higher net income and an increased focus on working capital productivity.

Net of dilution from long-term incentive awards, the company’s share count at the end of the quarter was down by 1.1 million compared to the same time last year.

Second Quarter 2020 Results by Segment

Label and Graphic Materials

●	Reported sales declined 8.7 percent. Sales were down 4.9 percent on an organic basis, driven largely by volume/mix.

○	Label and Packaging Materials was unchanged from prior year as modest growth in the base and specialty label categories was offset by a mid-teens decline for durable label categories.
○	Sales declined by approximately 30 percent organically in the combined Graphics and Reflective Solutions businesses.
○	On an organic basis, sales were down low-single digits in North America, mid-single digits in Western Europe where Graphics represents a larger share of the total business, and high-single digits in emerging markets.

●	Reported operating margin decreased 90 basis points to 12.5 percent, reflecting higher restructuring charges. Adjusted operating margin increased 100 basis points to 14.8 percent, as the benefits of productivity, including material reengineering and net restructuring savings, as well as raw material deflation, net of pricing, more than offset unfavorable volume/mix.

Retail Branding and Information Solutions

●	Reported sales declined 29.5 percent. Sales were down 28.2 percent ex. currency, and 35.5 percent on an organic basis, in each case reflecting an approximately 40 percent decline in the base business, driven by site closures and lower apparel demand.

○	Enterprise-wide sales of RFID products were up over 10 percent ex. currency with the benefit of the Smartrac acquisition, and down 20 percent organically, as increased penetration of the market was more than offset by a decline in existing programs tied to apparel.

●	Reported operating margin declined to negative 3.6 percent, including the impact of significantly higher restructuring charges. Adjusted operating margin declined to 0.7 percent, reflecting reduced fixed cost leverage in this high variable margin business, which was partially offset by aggressive cost control measures.

Industrial and Healthcare Materials

●	Reported sales declined 22.8 percent. On an organic basis, sales fell 20.9 percent, reflecting an approximately 30 percent decline in industrial categories driven by automotive. Healthcare categories were relatively unchanged from prior year.

●	Reported operating margin decreased 390 basis points to 5.7 percent, including slightly higher restructuring charges. Adjusted operating margin decreased 370 basis points to 6.8 percent due to reduced fixed cost leverage, partially offset by productivity.

Outlook

The company is prepared for a range of possible macro scenarios and how they might impact each of its businesses. The company currently expects sales and earnings to decline in 2020 on lower demand, with the second quarter representing the trough.

In the third quarter, the company anticipates a decline in sales before the impact of currency translation in the range of 5 percent to 7 percent, or 7 percent to 9 percent on an organic basis.

The company has initiated cost control and cash management actions to partially offset the decline in demand for certain of its businesses, and is targeting to deliver free cash flow of approximately $500 million in 2020.

Other factors expected to impact the company’s full year financial performance are summarized in the company’s supplemental presentation materials, “Second Quarter 2020 Financial Review and Analysis.”

For more details on the company’s results, see the summary tables accompanying this news release, as well as the supplemental presentation materials, “Second Quarter 2020 Financial Review and Analysis,” posted on the company’s website at www.investors.averydennison.com, and furnished to the SEC on Form 8-K.

Throughout this release and the supplemental presentation materials, amounts on a per share basis reflect fully diluted shares outstanding.

About Avery Dennison

Avery Dennison (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical, and retail applications; tags, labels and embellishments for apparel; and radio frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs more than 30,000 employees in more than 50 countries. Reported sales in 2019 were $7.1 billion. Learn more at www.averydennison.com.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties. We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) the impacts to our business from global economic conditions, political uncertainty, and changes in governmental regulations, including as a result of the coronavirus/COVID-19 pandemic; (2) competitors' actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through price increases, without a significant loss of volume; and (4) the execution and integration of acquisitions.

Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but are not limited to, risks and uncertainties relating to the following: the coronavirus/COVID-19 pandemic; fluctuations in demand affecting sales to customers; worldwide and local economic and market conditions; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations, including in emerging markets; changes in our markets due to competitive conditions, technological developments, laws and regulations, and customer preferences; fluctuations in the cost and availability of raw materials and energy; changes in governmental laws and regulations; the impact of competitive products and pricing; the financial condition and inventory strategies of customers; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; loss of significant contracts or customers; collection of receivables from customers; selling prices; business mix shift; execution and integration of acquisitions; product and service quality; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; amounts of future dividends and share repurchases; customer and supplier concentrations or consolidations; fluctuations in interest and tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; retention of tax incentives; outcome of tax audits; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems, including cyber-attacks or other intrusions to network security; successful installation of new or upgraded information technology systems; data security breaches; volatility of financial markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; the realization of deferred tax assets; fluctuations in interest rates; compliance with our debt covenants; fluctuations in pension, insurance, and employee benefit costs; goodwill impairment; the impact of legal and regulatory proceedings, including with respect to environmental, health and safety, anti-corruption and trade compliance; protection and infringement of intellectual property; the impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

For a more detailed discussion of the more significant of these factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2019 Form 10-K, filed with the Securities and Exchange Commission on February 26, 2020, and subsequent quarterly reports on Form 10-Q.

The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

For more information and to listen to a live broadcast or an audio replay of the quarterly conference call with analysts, visit the Avery Dennison website at www.investors.averydennison.com

Contacts:

Media Relations:

Rob Six (626) 304-2361

rob.six@averydennison.com

Investor Relations:

Cindy Guenther (626) 304-2204

cynthia.guenther@averydennison.com

Second Quarter Financial Summary - Preliminary, unaudited
(In millions, except % and per share amounts)
	2Q	2Q	% Sales Change vs. P/Y
	2020	2019	Reported	Ex. Currency	Organic
				(a)	(b)
Net sales, by segment:
Label and Graphic Materials	$1,101.5	$1,206.3	(8.7%)	(4.9%)	(4.9%)
Retail Branding and Information Solutions	294.9	418.3	(29.5%)	(28.2%)	(35.5%)
Industrial and Healthcare Materials	132.1	171.1	(22.8%)	(20.9%)	(20.9%)
Total net sales	$1,528.5	$1,795.7	(14.9%)	(12.0%)	(13.7%)

	As Reported (GAAP)					Adjusted Non-GAAP (c)
	2Q	2Q	%	% of Sales		2Q	2Q	%	% of Sales
	2020	2019	Change	2020	2019	2020	2019	Change	2020	2019
Operating income (loss) / operating margins
before interest, other non-operating expense, and taxes,
by segment:
Label and Graphic Materials	$137.5	$162.1		12.5%	13.4%	$163.3	$166.5		14.8%	13.8%
Retail Branding and Information Solutions	(10.7)	50.4		(3.6%)	12.0%	2.2	52.1		0.7%	12.5%
Industrial and Healthcare Materials	7.5	16.5		5.7%	9.6%	9.0	17.9		6.8%	10.5%
Corporate expense	(10.8)	(19.9)				(11.0)	(19.9)
Total operating income / operating margins
before interest, other non-operating expense, and taxes	$123.5	$209.1	(41%)	8.1%	11.6%	$163.5	$216.6	(25%)	10.7%	12.1%

Interest expense	$20.0	$19.5				$20.0	$19.5

Other non-operating expense, net	$0.2	$0.9				$0.2	$0.9

Income before taxes	$103.3	$188.7	(45%)	6.8%	10.5%	$143.3	$196.2	(27%)	9.4%	10.9%

Provision for income taxes	$22.2	$44.9				$35.4	$49.1

Equity method investment losses	($1.4)	($0.4)				($1.4)	($0.4)

Net income	$79.7	$143.4	(44%)	5.2%	8.0%	$106.5	$146.7	(27%)	7.0%	8.2%

Net income per common share, assuming dilution	$0.95	$1.69	(44%)			$1.27	$1.72	(26%)

2Q Free Cash Flow (d)						$144.1	$157.8
YTD Free Cash Flow (d)						$108.8	$165.1

See accompanying schedules A-4 to A-9 for reconciliations from GAAP to non-GAAP financial measures.

(a)	Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustment for transitional reporting of highly inflationary economies (Argentina) and the reclassification of sales between segments. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

(b)	Organic sales change refers to sales change ex. currency, excluding the estimated impact of product line exits, acquisitions and divestitures, and, where applicable, the extra week in our fiscal year.

(c)	Excludes impact of restructuring charges and other items.

(d)	Free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments. Free cash flow is also adjusted for, where applicable, the cash contributions related to the termination of our U.S. pension plan.

AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	(UNAUDITED)

	Three Months Ended		Six Months Ended

	Jun. 27, 2020	Jun. 29, 2019	Jun. 27, 2020	Jun. 29, 2019

Net sales	$1,528.5	$1,795.7	$3,251.5	$3,535.8
Cost of products sold	1,145.6	1,313.4	2,383.5	2,588.1
Gross profit	382.9	482.3	868.0	947.7
Marketing, general and administrative expense	219.4	265.7	500.4	542.0
Other expense, net(1)	40.0	7.5	44.9	15.0
Interest expense	20.0	19.5	38.8	39.0
Other non-operating expense, net(2)	0.2	0.9	(0.3)	447.4
Income (loss) before taxes	103.3	188.7	284.2	(95.7)
Provision for (benefit from) income taxes(3)	22.2	44.9	68.5	(93.5)
Equity method investment losses	(1.4)	(0.4)	(1.8)	(1.3)
Net income (loss)	$79.7	$143.4	$213.9	$(3.5)

Per share amounts:
Net income (loss) per common share, assuming dilution	$0.95	$1.69	$2.55	$(0.04)

Weighted average number of common shares outstanding,
assuming dilution	83.8	85.1	83.9	84.3	(4)

(1)	"Other expense, net" for the second quarter of 2020 includes severance and related costs of $37.5, asset impairment charges of $1.8, and transaction and related costs of $.7.

"Other expense, net" for the second quarter of 2019 includes severance and related costs of $6.1 and asset impairment charges of $1.4.

"Other expense, net" for the first half of 2020 includes severance and related costs of $39.9, asset impairment charges of $1.8, and transaction and related costs of $3.2.

"Other expense, net" for the first half of 2019 includes severance and related costs of $16.5 and asset impairment and lease cancellation charges of $1.7, partially offset by gain on sales of assets of $3.2.

(2)	"Other non-operating expense, net" for the first half of 2019 includes pension plan settlement and related charges of $446.9.

(3)	"Provision for (benefit from) income taxes" for the first half of 2019 includes then-estimated tax benefit of $179.8 related to the termination of our U.S. pension plan.

(4)	The effect of dilutive shares (additional common shares issuable under stock-based awards) was not included because we had a net loss.

-more-

AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	(UNAUDITED)

ASSETS	Jun. 27, 2020	Jun. 29, 2019

Current assets:
Cash and cash equivalents	$262.6	$247.3
Trade accounts receivable, net	1,114.6	1,232.0
Inventories, net	726.6	671.0
Other current assets	220.8	226.9
Total current assets	2,324.6	2,377.2
Property, plant and equipment, net	1,228.8	1,143.8
Goodwill and other intangibles resulting from business acquisitions, net	1,235.3	1,077.1
Deferred tax assets	211.1	180.2
Other assets	651.9	611.4
	$5,651.7	$5,389.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt and finance leases	$268.6	$558.5
Accounts payable	956.5	1,055.4
Other current liabilities	684.4	664.6
Total current liabilities	1,909.5	2,278.5
Long-term debt and finance leases	1,997.6	1,503.3
Other long-term liabilities	530.7	545.4
Shareholders' equity:
Common stock	124.1	124.1
Capital in excess of par value	840.0	857.7
Retained earnings	3,100.2	2,762.3
Treasury stock at cost	(2,447.2)	(2,311.8)
Accumulated other comprehensive loss	(403.2)	(369.8)
Total shareholders' equity	1,213.9	1,062.5
	$5,651.7	$5,389.7

-more-

AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	(UNAUDITED)
	Six Months Ended
	Jun. 27, 2020	Jun. 29, 2019

Operating Activities:
Net income (loss)	$213.9	$(3.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	74.6	70.4
Amortization	23.2	19.0
Provision for credit losses and sales returns	38.8	26.8
Stock-based compensation	1.4	16.5
Pension plan settlements and related charges	---	446.9
Deferred taxes and other non-cash taxes	16.4	(166.6)
Other non-cash expense and loss (income and gain), net	16.7	10.3
Changes in assets and liabilities and other adjustments	(201.0)	(181.0)
Net cash provided by operating activities	184.0	238.8

Investing Activities:
Purchases of property, plant and equipment	(63.9)	(79.8)
Purchases of software and other deferred charges	(11.0)	(13.0)
Proceeds from sales of property, plant and equipment	0.1	7.4
Proceeds from insurance and sales (purchases) of investments, net	(0.4)	4.3
Payments for acquisition, net of cash acquired, and investments in businesses	(252.8)	(6.5)
Net cash used in investing activities	(328.0)	(87.6)

Financing Activities:
Net increase in borrowings (maturities of three months or less)	92.5	112.9
Additional borrowings under revolving credit facility	500.0	---
Additional long-term borrowings	493.7	---
Repayments of revolving credit facility	(500.0)	---
Repayments of long-term debt and finance leases	(267.6)	(16.5)
Dividends paid	(96.8)	(92.7)
Share repurchases	(45.2)	(116.6)
Net (tax withholding) proceeds related to stock-based compensation	(20.5)	(20.4)
Payments of contingent consideration	---	(1.6)
Net cash provided by (used in) financing activities	156.1	(134.9)
Effect of foreign currency translation on cash balances	(3.2)	(1.0)
Increase in cash and cash equivalents	8.9	15.3
Cash and cash equivalents, beginning of year	253.7	232.0
Cash and cash equivalents, end of period	$262.6	$247.3

-more-

Reconciliation of Non-GAAP Financial Measures to GAAP

We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. Based upon feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are useful to their assessment of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities or decisions. The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess our underlying performance in a single period. By excluding the accounting effects, positive or negative, of certain items (e.g., restructuring charges, legal settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency, or timing.

We use these non-GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for a single period.

We use the following non-GAAP financial measures in the accompanying news release and presentation:

Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustment for transitional reporting of highly inflationary economies (Argentina) and the reclassification of sales between segments. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

Organic sales change refers to sales change ex. currency, excluding the estimated impact of product line exits, acquisitions and divestitures, and, where applicable, the extra week in our fiscal year.

We believe that sales change ex. currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period.

Adjusted operating income refers to income before taxes, interest expense, other non-operating expense, and other expense, net.

Adjusted EBITDA refers to net income before interest expense, other non-operating expense, taxes, equity method investment losses, other expense, net, and depreciation and amortization.

Adjusted operating margin refers to adjusted operating income as a percentage of net sales.

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net sales.

Adjusted tax rate refers to the projected full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as our U.S. pension plan termination, effects of certain discrete tax planning actions, impacts related to the enactment of the U.S. Tax Cuts and Jobs Act ("TCJA"), where applicable, and other items.

Adjusted net income refers to income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items.

Adjusted net income per common share, assuming dilution (adjusted EPS) refers to adjusted net income divided by weighted average number of common shares outstanding, assuming dilution.

We believe that adjusted operating margin, adjusted EBITDA margin, adjusted net income, and adjusted EPS assist investors in understanding our core operating trends and comparing our results with those of our competitors.

Net debt to adjusted EBITDA ratio refers to total debt (including finance leases) less cash and cash equivalents, divided by adjusted EBITDA.

We believe that the net debt to adjusted EBITDA ratio assists investors in assessing our leverage position.

Free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments. Free cash flow is also adjusted for, where applicable, the cash contributions related to the termination of our U.S. pension plan. We believe that free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions.

The following reconciliations are provided in accordance with Regulations G and S-K and reconcile our non-GAAP financial measures with the most directly comparable GAAP financial measures.

-more-

A-5

AVERY DENNISON CORPORATION

PRELIMINARY RECONCILIATION FROM GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except % and per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	Jun. 27, 2020	Jun. 29, 2019	Jun. 27, 2020	Jun. 29, 2019

Reconciliation from GAAP to Non-GAAP operating margins:
Net sales	$1,528.5	$1,795.7	$3,251.5	$3,535.8
Income (loss) before taxes	$103.3	$188.7	$284.2	$(95.7)
Income (loss) before taxes as a percentage of net sales	6.8%	10.5%	8.7%	(2.7%)
Adjustments:
Interest expense	$20.0	$19.5	$38.8	$39.0
Other non-operating expense, net	0.2	0.9	(0.3)	447.4
Operating income before interest expense, other non-operating expense, and taxes	$123.5	$209.1	$322.7	$390.7
Operating margins	8.1%	11.6%	9.9%	11.0%

Income (loss) before taxes	$103.3	$188.7	$284.2	$(95.7)
Adjustments:
Restructuring charges:
Severance and related costs	37.5	6.1	39.9	16.5
Asset impairment and lease cancellation charges	1.8	1.4	1.8	1.7
Transaction and related costs	0.7	---	3.2	---
Gain on sales of assets	---	---	---	(3.2)
Interest expense	20.0	19.5	38.8	39.0
Other non-operating expense, net	0.2	0.9	(0.3)	447.4
Adjusted operating income (non-GAAP)	$163.5	$216.6	$367.6	$405.7
Adjusted operating margins (non-GAAP)	10.7%	12.1%	11.3%	11.5%

Reconciliation from GAAP to Non-GAAP net income:
As reported net income (loss)	$79.7	$143.4	$213.9	$(3.5)
Adjustments:
Restructuring charges and other items(1)	40.0	7.5	44.9	15.0
Pension plan settlement and related charges	---	---	---	446.9
Tax benefit from pension plan settlement and related charges	---	---	---	(179.8)
Tax effect on restructuring charges and other items and impact of adjusted tax rate	(13.2)	(4.2)	(12.8)	(5.3)
Adjusted net income (non-GAAP)	$106.5	$146.7	$246.0	$273.3

(1) Includes pretax restructuring and related charges, transaction and related costs, and gain on sales of assets.

-more-

Continued

AVERY DENNISON CORPORATION

PRELIMINARY RECONCILIATION FROM GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except % and per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	Jun. 27, 2020	Jun. 29, 2019	Jun. 27, 2020	Jun. 29, 2019

Reconciliation from GAAP to Non-GAAP net income per common share:
As reported net income (loss) per common share, assuming dilution	$0.95	$1.69	$2.55	$(0.04)
Adjustments per common share, net of tax:
Restructuring charges and other items(1)	0.48	0.08	0.53	0.17
Pension plan settlement and related charges	---	---	---	3.13
Tax effect on restructuring charges and other items and impact of adjusted tax rate	(0.16)	(0.05)	(0.15)	(0.06)
Adjusted net income per common share, assuming dilution (non-GAAP)	$1.27	$1.72	$2.93	$3.20
Weighted average number of common shares outstanding, assuming dilution(2)	83.8	85.1	83.9	85.3

Our adjusted tax rate was 24.7% and 25% for the three and six months ended June 27, 2020 and June 29, 2019, respectively.

(1) Includes pretax restructuring and related charges, transaction and related costs, and gain on sales of assets.

(2) Six months ended June 29, 2019 includes dilutive shares (additional common shares issuable under stock-based awards) because we generated net income on a non-GAAP basis.

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	Jun. 27, 2020	Jun. 29, 2019	Jun. 27, 2020	Jun. 29, 2019

Reconciliation of free cash flow:
Net cash provided by operating activities	$179.6	$203.4	$184.0	$238.8
Purchases of property, plant and equipment	(30.7)	(38.0)	(63.9)	(79.8)
Purchases of software and other deferred charges	(4.8)	(7.5)	(11.0)	(13.0)
Proceeds from sales of property, plant and equipment	0.1	0.1	0.1	7.4
Proceeds from insurance and sales (purchases) of investments, net	(0.1)	(0.2)	(0.4)	4.3
Contributions for pension plan termination	---	---	---	7.4
Free cash flow (non-GAAP)	$144.1	$157.8	$108.8	$165.1

-more-

AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions, except %)

(UNAUDITED)

	Second Quarter Ended
	NET SALES		OPERATING INCOME (LOSS)		OPERATING MARGINS
	2020	2019	2020(1)	2019(2)	2020	2019

Label and Graphic Materials	$1,101.5	$1,206.3	$137.5	$162.1	12.5%	13.4%
Retail Branding and Information Solutions	294.9	418.3	(10.7)	50.4	(3.6%)	12.0%
Industrial and Healthcare Materials	132.1	171.1	7.5	16.5	5.7%	9.6%
Corporate Expense	N/A	N/A	(10.8)	(19.9)	N/A	N/A
TOTAL FROM OPERATIONS	$1,528.5	$1,795.7	$123.5	$209.1	8.1%	11.6%

(1) Operating income for the second quarter of 2020 includes severance and related costs of $37.5, asset impairment charges of $1.8, and transaction and related costs of $.7. Of the total $40, the Label and Graphic Materials segment recorded $25.8, the Retail Branding and Information Solutions segment recorded $12.9, the Industrial and Healthcare Materials segment recorded $1.5, and Corporate recorded ($.2).

(2) Operating income for the second quarter of 2019 includes severance and related costs of $6.1 and asset impairment charges of $1.4. Of the total $7.5, the Label and Graphic Materials segment recorded $4.4, the Retail Branding and Information Solutions segment recorded $1.7, and the Industrial and Healthcare Materials segment recorded $1.4.

RECONCILIATION FROM GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Second Quarter Ended
	OPERATING INCOME (LOSS)		OPERATING MARGINS

	2020	2019	2020	2019
Label and Graphic Materials
Operating income and margins, as reported	$137.5	$162.1	12.5%	13.4%
Adjustments:
Restructuring charges:
Severance and related costs	24.9	3.4	2.2%	0.3%
Asset impairment charges	0.9	1.0	0.1%	0.1%
Adjusted operating income and margins (non-GAAP)	$163.3	$166.5	14.8%	13.8%

Retail Branding and Information Solutions
Operating (loss) income and margins, as reported	$(10.7)	$50.4	(3.6%)	12.0%
Adjustments:
Restructuring charges:
Severance and related costs	11.3	1.3	3.8%	0.4%
Asset impairment charges	0.9	0.4	0.3%	0.1%
Transaction and related costs	0.7	---	0.2%	---
Adjusted operating income and margins (non-GAAP)	$2.2	$52.1	0.7%	12.5%

Industrial and Healthcare Materials
Operating income and margins, as reported	$7.5	$16.5	5.7%	9.6%
Adjustments:
Restructuring charges:
Severance and related costs	1.5	1.4	1.1%	0.9%
Adjusted operating income and margins (non-GAAP)	$9.0	$17.9	6.8%	10.5%

-more-

AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions, except %)

(UNAUDITED)

	Six Months Year-to-Date
	NET SALES		OPERATING INCOME (LOSS)		OPERATING MARGINS
	2020	2019	2020(1)	2019(2)	2020	2019

Label and Graphic Materials	$2,275.0	$2,384.6	$310.0	$301.6	13.6%	12.6%
Retail Branding and Information Solutions	696.8	816.6	20.2	101.8	2.9%	12.5%
Industrial and Healthcare Materials	279.7	334.6	22.4	30.1	8.0%	9.0%
Corporate Expense	N/A	N/A	(29.9)	(42.8)	N/A	N/A
TOTAL FROM OPERATIONS	$3,251.5	$3,535.8	$322.7	$390.7	9.9%	11.0%

(1) Operating income for the first half of 2020 includes severance and related costs of $39.9, asset impairment charges of $1.8, and transaction and related costs of $3.2. Of the total $44.9, the Label and Graphic Materials segment recorded $26.9, the Retail Branding and Information Solutions segment recorded $16.2, the Industrial and Healthcare Materials segment recorded $2, and Corporate recorded ($.2).

(2)  Operating income for the first half of 2019 includes severance and related costs of $16.5 and asset impairment and lease cancellation charges of $1.7, partially offset by gain on sales of assets of $3.2. Of the total $15, the Label and Graphic Materials segment recorded $12, the Retail Branding and Information Solutions segment recorded ($.3), and the Industrial and Healthcare Materials segment recorded $3.3.

In the first quarter of 2020, an insignificant portion of the net sales and associated operating loss related to the acquisition of Smartrac was reported in Label and Graphic Materials' results, reflecting sales through that segment's channels. To better align the reporting with our current organization structure, the results associated with the acquisition are now recognized solely in Retail Branding and Information Solutions' results.

RECONCILIATION FROM GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	Six Months Year-to-Date
	OPERATING INCOME		OPERATING MARGINS

	2020	2019	2020	2019
Label and Graphic Materials
Operating income and margins, as reported	$310.0	$301.6	13.6%	12.6%
Adjustments:
Restructuring charges:
Severance and related costs	25.3	11.4	1.1%	0.5%
Asset impairment and lease cancellation charges	0.9	1.3	0.1%	0.1%
Transaction and related costs	0.7	---	---	---
Gain on sale of assets	---	(0.7)	---	---
Adjusted operating income and margins (non-GAAP)	$336.9	$313.6	14.8%	13.2%

Retail Branding and Information Solutions
Operating income and margins, as reported	$20.2	$101.8	2.9%	12.5%
Adjustments:
Restructuring charges:
Severance and related costs	12.8	1.8	1.8%	0.2%
Asset impairment charges	0.9	0.4	0.1%	---
Transaction and related costs	2.5	---	0.4%	---
Gain on sale of assets	---	(2.5)	---	(0.3%)
Adjusted operating income and margins (non-GAAP)	$36.4	$101.5	5.2%	12.4%

Industrial and Healthcare Materials
Operating income and margins, as reported	$22.4	$30.1	8.0%	9.0%
Adjustments:
Restructuring charges:
Severance and related costs	2.0	3.3	0.7%	1.0%
Adjusted operating income and margins (non-GAAP)	$24.4	$33.4	8.7%	10.0%

-more-

A-8

AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(UNAUDITED)

	Second Quarter 2020
	Total Company	Label and Graphic Materials	Retail Branding and Information Solutions	Industrial and Healthcare Materials
Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	(14.9%)	(8.7%)	(29.5%)	(22.8%)
Foreign currency translation	2.9%	3.8%	1.3%	1.9%
Sales change ex. currency (non-GAAP)(1)	(12.0%)	(4.9%)	(28.2%)	(20.9%)
Acquisitions	(1.7%)	---	(7.3%)	---
Organic sales change (non-GAAP)(1)	(13.7%)	(4.9%)	(35.5%)	(20.9%)

	Six Months Year-to-Date 2020
	Total Company	Label and Graphic Materials	Retail Branding and Information Solutions	Industrial and Healthcare Materials
Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	(8.0%)	(4.6%)	(14.7%)	(16.4%)
Foreign currency translation	2.5%	3.0%	1.3%	2.0%
Sales change ex. currency (non-GAAP)(1)	(5.5%)	(1.6%)	(13.4%)	(14.4%)
Acquisitions	(1.2%)	---	(5.2%)	---
Organic sales change (non-GAAP)(1)	(6.8%)	(1.6%)	(18.7%)	(14.4%)

(1) Totals may not sum due to rounding.

-more-

Continued

AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

Monthly Sales Trends (comparison to prior year)

(UNAUDITED)

	Total Company
	March	April	May	June

Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	2%	(18%)	(15%)	(12%)
Foreign currency translation	3%	3%	3%	3%
Sales change ex. currency (non-GAAP)(1)	5%	(16%)	(11%)	(10%)
Acquisitions	(2%)	(2%)	(2%)	(2%)
Organic sales change (non-GAAP)(1)	3%	(17%)	(13%)	(11%)

	Label and Graphic Materials
	March	April	May	June

Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	1%	(7%)	(7%)	(11%)
Foreign currency translation	4%	4%	5%	3%
Sales change ex. currency (non-GAAP)(1)	5%	(4%)	(2%)	(8%)
Acquisitions	---	---	---	---
Organic sales change (non-GAAP)(1)	5%	(4%)	(2%)	(8%)

	Retail Branding and Information Solutions
	March	April	May	June

Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	8%	(48%)	(32%)	(10%)
Foreign currency translation	2%	1%	1%	1%
Sales change ex. currency (non-GAAP)(1)	9%	(47%)	(30%)	(9%)
Acquisitions	(7%)	(7%)	(7%)	(8%)
Organic sales change (non-GAAP)(1)	2%	(54%)	(38%)	(17%)

	Industrial and Healthcare Materials
	March	April	May	June

Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	(8%)	(19%)	(27%)	(22%)
Foreign currency translation	3%	2%	2%	2%
Sales change ex. currency (non-GAAP)(1)	(6%)	(17%)	(25%)	(21%)
Acquisitions	---	---	---	---
Organic sales change (non-GAAP)(1)	(6%)	(17%)	(25%)	(21%)

(1) Totals may not sum due to rounding.

-more-

AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

($ in millions)

(UNAUDITED)

Net Debt to Adjusted EBITDA

	QTD						YTD
	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	2Q19	2Q20

Net sales	$1,740.1	$1,795.7	$1,761.4	$1,772.9	$1,723.0	$1,528.5	$3,535.8	$3,251.5

As reported net income (loss)	$(146.9)	$143.4	$144.6	$162.5	$134.2	$79.7
Interest expense	19.5	19.5	19.0	17.8	18.8	20.0
Other non-operating expense, net	446.5	0.9	0.8	(3.0)	(0.5)	0.2
Income taxes	(138.4)	44.9	34.6	2.2	46.3	22.2
Equity method investment losses	0.9	0.4	0.7	0.6	0.4	1.4
Operating income before interest expense, other non-operating expense, taxes, and equity method investment losses	$181.6	$209.1	$199.7	$180.1	$199.2	$123.5

Non-GAAP Adjustments:
Restructuring charges:
Severance and related costs	$10.4	$6.1	$3.3	$25.5	$2.4	$37.5
Asset impairment and lease cancellation charges	0.3	1.4	---	3.4	---	1.8
Other items	(3.2)	---	3.4	2.6	2.5	0.7
Adjusted operating incomes (non-GAAP)	$189.1	$216.6	$206.4	$211.6	$204.1	$163.5
Depreciation	34.9	35.5	34.9	35.0	36.8	37.8
Amortization	9.6	9.4	9.1	10.6	10.7	12.5
Adjusted EBITDA (non-GAAP)	$233.6	$261.5	$250.4	$257.2	$251.6	$213.8	$495.1	$465.4

Adjusted EBITDA margins (non-GAAP)	13.4%	14.6%	14.2%	14.5%	14.6%	14.0%	14.0%	14.3%

Total Debt	$2,110.2	$2,061.8	$1,997.9	$1,939.5	$2,820.3	$2,266.2
Less: Cash and cash equivalents	225.7	247.3	224.2	253.7	742.0	262.6
Net Debt	$1,884.5	$1,814.5	$1,773.7	$1,685.8	$2,078.3	$2,003.6
Net Debt to Adjusted EBITDA LTM* (non-GAAP)						2.1

*LTM = Last twelve months (3Q19 to 2Q20)

####